Exhibit 1.2

1 November 2002

 SCHEDULE 10

NOTIFICATION OF MAJOR INTERESTS IN SHARES

1) Name of company: Wolseley plc

2) Name of shareholder having a major interest:

Aviva plc

3) Please state whether notification indicates that it is in respect of holding of the shareholder named in 2 above or in respect of a non-beneficial interest or in the case of an individual holder if it is a holding of that person's spouse or children under the age of 18:

In respect of the above holder.

4) Name of the registered holder(s) and, if more than one holder, the number of shares held by each of them:

4,839,209	BNY Norwich Union Nominees Limited
8,100	BT Globenet Nominees Limited
8,032,651	Chase GA Group Nominees Limited
11,898	Chase Nominees Limited
4,358,248	CUIM Nominees Limited
98,320	Hibernian Investment Managers Limited

5) Number of shares/amount of stock acquired:

180,000

6) Percentage of issued class:

0.03%

7) Number of shares/amount of stock disposed:

Nil

8) Percentage of issued class:

N/a

9) Class of security:

Ordinary shares of 25p each

10) Date of transaction:

29 October 2002

11) Date company informed:

1 November 2002

12) Total holding following this notification:

17,348,426

13) Total percentage holding of issued class following this notification:

3.00%

14) Any additional information:

15) Name of contact and telephone number for queries:

Mark J. White – 0118 929 8700

16) Name and signature of authorised company official responsible for making this notification:

Mark J White, Company Secretary

Date of notification:

1 November 2002

END